SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2005

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant’s telephone number,
including area code:
(616) 527-9450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On July 28, 2005, Charles C. Van Loan, Chairman of Independent Bank Corporation (the “Corporation”), entered into a Sales Plan with a securities brokerage firm to sell up to an aggregate of 75,000 shares of the Corporation’s common stock beneficially owned by Mr. Van Loan through a trust. Mr. Van Loan’s wife, Mary Van Loan, also entered into a Sales Plan with the brokerage firm on July 28, 2005, for the sale of up to an aggregate of 75,000 shares of the Corporation’s common stock beneficially owned by Mrs. Van Loan through a trust. The aggregate number of shares to be sold pursuant to each Sales Plan is subject to adjustment for stock splits, reverse stock splits, stock dividends, and other recapitalization events.

Each Sales Plan directs the brokerage firm to sell a specified number of shares of the Corporation’s common stock at market prices, subject to certain limitations. The sales are to be made on dates specified in the Sales Plan over a period of 18 months, beginning in August of 2005, subject to earlier termination of the Sales Plan. All sales of shares pursuant to the Sales Plans are subject to the terms and conditions of such plans.

The Sales Plans are intended to comply with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934. Rule 10b5-1 permits insiders to sell shares of stock over a designated period of time by establishing pre-arranged written plans at a time when the insiders are not in possession of material non-public information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 5, 2005	INDEPENDENT BANK CORPORATION (Registrant) By /s/ Robert N. Shuster Robert N. Shuster Executive VP and Chief Financial Officer